Exhibit 99.1

Laboratory Corporation of America® Holdings

358 South Main Street

Burlington, NC 27215

Telephone: (336) 584-5171

www.labcorp.com

FOR IMMEDIATE RELEASE

Contact:	Bill Bonello - 336-436-7732
Investor@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS

ANNOUNCES 2009 SECOND QUARTER RESULTS

Strong Revenue Growth Drives Adjusted EPS of $1.30 and

Operating Cash Flow of $182.4 Million

Burlington, NC, July 23, 2009 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended June 30, 2009.

Second Quarter Results

Net earnings were $136.4 million, compared to $104.2 million in the second quarter of 2008. Earnings per diluted share (EPS) were $1.24 compared to $0.92 in 2008. Earnings per diluted share excluding restructuring charges recorded in both periods and a bad debt adjustment recorded in the second quarter of 2008 (Adjusted EPS) were $1.30 compared to $1.24 in 2008.

Operating income was $244.7 million. Operating income excluding restructuring and other special charges (Adjusted Operating Income) recorded in the second quarter of 2009 was $254.9, or 21.4% of net sales.

Revenues were $1,188.8 million, an increase of 3.6% compared to the same period in 2008. Compared to the second quarter of 2008, testing volume, measured by accessions, increased 2.4%, and revenue per accession increased 1.1%. Excluding the consolidation of the Company’s Ontario, Canada joint venture, revenue increased 4.3%, with volume increasing 1.6% and revenue per accession increasing 2.6%.

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Operating cash flow for the quarter was $182.4 million, net of $10.5 million in transition payments to UnitedHealthcare. The balance of cash at the end of the quarter was $226.6 million, and there was $70.8 million outstanding under the Company’s $500 million revolving credit facility.

The Company recorded pre-tax net restructuring and other special charges of $10.2 million during the second quarter of 2009 primarily related to the closing of redundant and underutilized facilities. The Company recorded pre-tax restructuring and other special charges of $16.0 million during the second quarter of 2008 primarily related to the closing of redundant and underutilized facilities.

Year To Date Results

Net earnings were $269.2 million, compared to $234.5 million in the first half of 2008. Earnings per diluted share (EPS) were $2.46 compared to $2.06 in 2008. Adjusted EPS were $2.51 compared to $2.38 in 2008.

Operating income was $485.2. Adjusted Operating Income was $495.4 million, or 21.1% of net sales.

Revenues were $2,344.5 million, an increase of 4.2% compared to the same period in 2008. Compared to the first half of 2008, testing volume, measured by accessions, increased 3.1%, and revenue per accession increased 1.0%. Excluding the consolidation of the Company’s Ontario, Canada joint venture, revenue increased 5.1%, with volume increasing 2.1% and revenue per accession increasing 2.9%.

Operating cash flow for the first six months was $391.3 million, net of $16.0 million in transition payments to UnitedHealthcare.

“We are very pleased with our second quarter and year-to-date results, which demonstrate the strength of our business and the effectiveness of our strategy,” said David P. King, Chairman and Chief Executive Officer. ”We will continue to focus on our priorities of gaining new customers, maintaining price and controlling costs while advancing our leadership in personalized medicine.”

Outlook for 2009

The Company expects revenue growth of approximately 4.0% and Adjusted EPS in the range of $4.85 to $4.95 (versus previous EPS guidance of $4.75 to $4.95), excluding the impact of any share repurchase activity after June 30, 2009; operating cash flow, excluding any transition payments to UnitedHealthcare, of approximately $800 million; and capital expenditures of approximately $130 million. The operating cash flow guidance includes a $54.8 million reduction due to required contributions to the Company’s defined benefit retirement plan. The guidance excludes any impact from the expected acquisition of Monogram Biosciences, which is expected to close in the third quarter of 2009. The acquisition is expected to be approximately $0.12 dilutive in 2009, including approximately $0.04 of transaction related expenses.

Use of Adjusted Measures

The Company has provided in this press release “adjusted” financial information that has not been prepared in accordance with GAAP. The Company believes these adjusted measures are useful to investors, as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance, and that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing the Company’s financial results with other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is filing an 8-K that will include additional information on its business and operations. This information will also be available on the Company’s Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp’s quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 866-700-6979 (617-213-8836 for international callers). The access code is 61606107. A telephone replay of the call will be available through July 30, 2009 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 18077339. A live online broadcast of LabCorp’s quarterly conference call on July 23, 2009 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through August 23, 2009.

About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.5 billion in 2008, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2008, and subsequent SEC filings.

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LABORATORY CORPORATION OF AMERICA HOLDINGS

Consolidated Statements of Operations

(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net sales	$1,188.8	$1,147.8	$2,344.5	$2,251.0
Cost of sales	681.4	656.0	1,347.7	1,288.7
Selling, general and administrative	237.3	266.0	471.1	481.6
Amortization of intangibles and other assets	15.2	14.6	30.3	28.4
Restructuring and other special charges	10.2	16.0	10.2	16.0

Operating income	244.7	195.2	485.2	436.3

Other income (expense)	(0.7)	(0.7)	(1.2)	(1.3)
Investment income	0.4	0.6	0.8	1.1
Interest expense	(16.2)	(17.3)	(33.2)	(37.2)
Income from joint venture partnerships	3.9	3.6	6.7	8.0
Earnings before income taxes	232.1	181.4	458.3	406.9
Provision for income taxes	92.7	73.6	183.1	165.2
Net earnings	139.4	107.8	275.2	241.7
Less net earnings attributable to noncontrolling interest	(3.0)	(3.6)	(6.0)	(7.2)
Net earnings attributable to Laboratory Corporation of America Holdings	$136.4	$104.2	$269.2	$234.5

Adjusted Operating Income
Operating Income	$244.7	$195.2	$485.2	$436.3
Restructuring and other special charges	10.2	61.0	10.2	61.0
Adjusted operating income	$254.9	$256.2	$495.4	$497.3

Adjusted EPS
Diluted earnings per common share	$1.24	$0.92	$2.46	$2.06
Impact of restructuring and other special charges	0.06	0.32	$0.05	$0.32
Adjusted EPS	$1.30	$1.24	$2.51	$2.38

Weighted average shares outstanding	109.5	113.7	109.4	113.8

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)
	June 30,	December 31,
	2009	2008

Cash and short term investments	$226.6	$219.7
Accounts receivable, net	655.3	631.6
Property, plant and equipment	496.8	496.4
Intangible assets and goodwill, net	3,011.3	2,994.8
Investments in joint venture partnerships	68.8	72.0
Other assets	254.4	255.0
	$4,713.2	$4,669.5

Zero-coupon subordinated notes	$289.4	$573.5
5 1/2% senior notes due 2013	351.5	351.7
5 5/8% senior notes due 2015	250.0	250.0
Term loan and credit facility	520.8	545.8
Other liabilities	1,163.1	1,138.9
Noncontrolling interest	129.1	121.3
Shareholders' equity	2,009.3	1,688.3
	$4,713.2	$4,669.5

Consolidated Statement of Cash Flow Data
(in millions, except per share data)
	For the Six Months Ended
	June 30,	June 30,
	2009	2008

Net cash provided by operating activities	$391.3	$371.2
Net cash used for investing activities	(66.9)	(237.5)
Net cash used for financing activities	(318.0)	(35.0)
Effect of exchange rates on cash	0.5	0.2
Net (decrease)/increase in cash	6.9	98.9
Cash at beginning of period	219.7	56.4
Cash at end of period	$226.6	$155.3

Free Cash Flow:
Net cash provided by operating activities	$391.3	$371.2
Less: Capital expenditures	(54.4)	(78.9)
Free cash flow	$336.9	$292.3

Notes to Financial Tables

1)

During the second quarter of 2009, the Company recorded net charges of approximately $10.2 million related to actions directed at reducing the Company’s redundant and underutilized facilities along with the related work force. The after tax impact of these charges reduced net earnings for the quarter and for the six months ended June 30, 2009, by $6.0 million and diluted earnings per share by $0.06 and $0.05 for the quarter and the six months ended June 30, 2009, respectively ($6.0 million divided by 109.5 and 109.4 million shares, respectively).

2)

During the second quarter of 2008, the Company recorded charges of approximately $16.0 million related to actions directed at reducing the Company’s redundant and underutilized facilities along with the related work force. The after tax impact of these charges reduced net earnings for the quarter and for the six months ended June 30, 2008, by $9.5 million.

In addition, the Company increased its allowance for doubtful accounts by $45 million as of June 30, 2008, due to the impact of the economy, higher patient deductibles and co-payments, and recent acquisitions on the collectability of accounts receivable balances. The after tax impact of this provision for doubtful accounts reduced net earnings for the quarter and for the six months ended June 30, 2008, by $26.4 million.

These combined charges reduced operating income by $61.0 million for the quarter and the six months ended June 30, 2008, and reduced diluted EPS for the quarter and for the six months ended June 30, 2008 by $0.32 ($35.9 million divided by 113.7 and 113.8 million shares, respectively).

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